Exhibit 99.1

MoSys Appoints Two New Independent Directors

SAN JOSE, Calif., October 17, 2018 – MoSys, Inc. (NASDAQ: MOSY), a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems, today announced that Scott Lewis and Robert Y. Newell IV have been appointed to its board of directors effective October 12, 2018.

Mr. Lewis brings more than 40 years of design, sales, and product and corporate marketing experience with technology and semiconductor companies.  Since February 2018, he has been serving as executive marketing strategist at United Silicon Carbide, Inc., a leader in the silicon carbide power device market.  Previously, Mr. Lewis held multiple corporate and product-line marketing leadership positions at Maxim Integrated Products, Inc., GLOBALFOUNDRIES LTD., Cadence Design Systems, Inc., Intersil Corp., Xilinx, Inc. and Integrated Device Technology, Inc. Mr. Lewis holds a B.S. in Electrical Engineering Technology from DeVry Institute of Technology.  Mr. Lewis is no relation to Dan Lewis, the Company’s president and CEO.

Mr. Newell is currently a consultant and advisor to emerging technology and healthcare companies, having held financial management positions with technology and healthcare companies in Silicon Valley for over 25 years. From 2003 to 2018, he was CFO of Dextera Surgical Inc., a developer of advanced stapling devices and automated medical systems. Mr. Newell served on the board of directors of ARI Network Services, Inc., a leading supplier of SaaS and data-as-a-service solutions, from 2012 to 2017. Previously, he served as CFO of Omnicell, Inc., a hospital supply and medication management company, and held executive positions with the Beta Group, Inc. and Cardiometrics, Inc. Prior to his business career, Mr. Newell was a pilot in the United States Air Force. He holds a BA in mathematics from the College of William & Mary and an MBA from Harvard Business School.

"I'm pleased to welcome Scott and Bob as the newest independent members of our board of directors,” said Dan Lewis, president and CEO of MoSys. “Scott's expertise with sales and marketing strategies at global semiconductor companies, and Bob’s financial acumen and experience working with and growing small-cap companies will be invaluable, as we focus on identifying and pursuing growth opportunities and increasing stockholder value.”

As a result of these new director appointments, the Company has received a letter from The NASDAQ Stock Market LLC ("Nasdaq") notifying the Company that it has regained compliance with the governance requirements under Nasdaq Listing Rule 5605 regarding the composition of the board of directors and its audit and compensation committees..

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems. The company's solutions eliminate data access bottlenecks to deliver speed and intelligence for line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® IC product family is based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilizes the company's highly-efficient GigaChip™ Interface. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com